Exhibit 10.4
LOWE’S COMPANIES, INC.
CASH DEFERRAL PLAN

Amended and Restated Effective January 1, 2025

Section 1.     Nature of the Plan.

The purpose of this Plan is to permit eligible employees to voluntarily defer a portion of their base salary, management bonus, and certain other bonuses on a tax-deferred basis, and to have such deferred amounts credited with earnings, generally using the same investment choices as are available from time to time under the Lowe's Companies Benefit Restoration Plan. The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees, within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The plan is adopted effective for base salary and management bonuses payable in the Company's fiscal year that begins January 31, 2004.

Section 2.     Definitions.

In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine or neuter gender shall be deemed to include the other and the terms "he," "his" and "him" shall refer to a Participant. Unless otherwise indicated, section references shall be to this Plan. Where the following terms appear hereafter in this Plan, they shall have the meanings indicated below:

401(k) Plan - The Lowe's Companies 401(k) Plan, a stock bonus and profit sharing plan which constitutes a cash or deferred arrangement under Section 40l(k) of the Code.

Account - The account established and maintained for bookkeeping purposes to reflect the interest of a Participant in the Plan. Each Account shall reflect Employee Deferrals by the Participants, as well as additions, withdrawals, and adjustments to the Account (including adjustments for appreciation and depreciation in the deemed investments). The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant or Beneficiary under the Plan.

Base Pay - The base pay paid to a Participant by the Company in the Plan Year, plus the amount (if any) of (i) Salary Deferral Contributions made on his behalf under the 40l(k) Plan, (ii) salary reductions for the Medical Coverage Benefit under the Lowe's Companies Flexible Benefit Plan, (iii) any base pay that is required to be deferred because it exceeds the amount deductible by the Company under Section 162(m) of the Code; and (iv) any base pay that is deferred under this or any other plan of non-qualified deferred compensation that is adopted and maintained by the Company.

Beneficiary - The person (or persons) designated by the Participant to receive benefits under the Plan in the event of a Participant's death. Prior to January 1, 2025, if a Participant fails to make such designation, the Participant's Beneficiary shall be deemed to be his surviving spouse, or if none, his estate. Effective as of January 1, 2025, if the Participant fails to make such designation, the Participant’s Beneficiary shall be Participant’s surviving spouse, or if none, Participant’s descendant, in equal shares, or if non, Participant’s ascendants, in equal shares, or if none, Participant’s estate.

Benefit Restoration Plan - The Lowe's Companies Benefit Restoration Plan (or BRP), a non-qualified deferred compensation plan that restores benefits to eligible employees that cannot be received under the 401(k) Plan because of limitations under the Code.

Code - The Internal Revenue Code of 1986, as amended.

Committee - The Administrative Committee of the 40l(k) Plan appointed by the Compensation Committee of the Board of Directors of the Company, which has been given authority by the Board of Directors to designate Participants and to administer the Plan.

Company - Lowe's Companies, Inc, a North Carolina corporation, and its direct or indirect wholly-owned subsidiaries (including wholly-owned limited liability companies).

Compensation – The salary or wages, overtime premium pay, bonuses, commissions and all other pay considered to be “Deferral Compensation” under the 401(k) Plan but without regard to the Code Section 401(a)(17) limit on compensation.

Deferral Election - The Participant's irrevocable election under the Plan to defer Base Pay, Management Bonus, or a Signing/Retention Bonus for a given Plan Year.

Employee Deferral - The employee pre-tax deferrals made under this Plan.

ERISA - Public Law 93 406, popularly known as the "Employee Retirement Income Security Act of 1974", as amended.

Management Bonus - The annual bonus, if any, that is earned by a Participant for a fiscal year and is typically paid in March following the close of the fiscal year.

Participant - Any employee or former employee who has met the applicable eligibility requirements of Section 3 and who has not yet received a complete distribution of his Account.

Plan - The Lowe's Companies Cash Deferral Plan, as set forth herein, and as it may be amended from time to time.

Plan Year - Effective February 1, 2008, the calendar year. The period February 1, 2008 through December 31, 2008 was a short Plan Year. Prior to February 1, 2008, the Plan Year was the 52/53-week period ending on the Friday closest to January 31 of each year (and coinciding with the fiscal year of the Company).

Signing/Retention Bonus - A signing or retention bonus negotiated by the Company and a person who once hired will be eligible to participate in the Plan.

Trust - The Lowe's Companies, Inc. Benefit Security Trust, as amended from time to time. The Trust is a so called "rabbi trust" that serves as the funding vehicle for the Plan and the Benefit Restoration Plan.

Section 3.     Eligibility and Participation.

An employee shall be eligible to participate in the Plan as of the date he is designated by the Committee for eligibility, either individually or as a member of a class of employees. Until determined otherwise by the Committee, the employees who are eligible to become Participants for a given Plan Year are those employees of the Company who are director level or above. Notwithstanding the foregoing, a person who would otherwise become eligible to participate in this Plan as a result of promotion within the Company or as a result of being rehired by the Company, shall not be eligible to participate in the Plan until the first day of the Plan Year following the date such promotion or rehire becomes effective.

Only employees who are members of a select group of management and highly compensated employees (within the meaning of Title 1 of ERISA) are eligible to participate in the Plan. Notwithstanding anything to the contrary in the Plan, the Committee shall be authorized to modify the eligibility requirements and rescind the eligibility of any Participant if necessary to ensure that the Plan is maintained primarily for the purpose of providing additional benefits to a select group of management or highly compensated employees under ERISA.

Section 4.     Funding.

The benefits under this Plan may be funded under the Trust. Regardless of the extent to which the Company chooses to fund its obligations under the Plan by transferring cash or property to the Trust, the Plan shall at all times be "unfunded" within the meaning of ERISA and the Code. When a Participant (or Beneficiary) is entitled to a distribution under Section 9, such distribution will be paid either by the Company or from assets held in the Trust, as further described in the Trust document.

Section 5.     Employee Deferrals.

(a)Compensation Which May Be Deferred. A Participant who chooses to participate in the Plan for a Plan Year must elect to participate to do so for the entire Plan Year by executing a Deferral Election Form on a timely basis, as provided herein. If a Participant elects to participate in the Plan for a Plan Year, then the following shall occur:

(1)Base Pay Deferral. Each payroll period during such Plan Year, a Participant may elect to have up to eighty percent (80%) of the Participant’s Base Pay deducted from his Base Pay and credited to his Account under the Plan. Such election may be expressed as a percentage of Base Pay, a set dollar amount, or in any other manner permitted by the Committee from time to time.

(2)Management Bonus Deferral. A Participant may elect to have up to eighty percent (80%) of the Participant’s Management Bonus, if any, deducted from his Management Bonus and credited to his Account under the Plan. Such election may be expressed as a percentage of the Management Bonus, a set dollar amount, an amount in excess of a set dollar amount, or in any other manner permitted by the Committee from time to time.

(3)Signing/Retention Bonus Deferral. A person who once hired will be eligible to participate in the Plan, and who has negotiated a signing or retention bonus with the Company, may elect to have up to eighty percent (80%) of such bonus deducted and credited to his Account under the Plan. Such election may be expressed as a percentage of the Signing/Retention Bonus, a set dollar amount, or in any other manner permitted by the Committee from time to time.

(4)Allocation Dates. The Base Pay Deferral, Management Bonus Deferral, and Signing/Retention Bonus Deferral, respectively, shall be allocated to the Participant’s Account on the date that the Base Pay, Management Bonus, or Signing/Retention Bonus, respectively, would have been paid to the Participant, but for his participation in the Plan.

(b)The Form of the Deferral Election. A Deferral Election shall be made in a manner prescribed by the Committee.

(c)Timing of Deferral Election.

(1)Initial Election. The initial Deferral Election under this election must be made no later than December 31, 2003. Such election shall apply to Base Pay to be received in the Company1s fiscal year that begins January 31, 2004, and to the Management Bonus to be paid in March 2004.

(2)Elections for Subsequent Plan Years. Effective for Plan Years beginning on or after February 1, 2008, Deferral Elections must be made no later than December 31 immediately preceding the beginning of the Plan Year in which the Base Pay or the Management Bonus would be earned (e.g., for any Management Bonus to be paid March 2009, the Deferral Election must be made no later than December 31, 2007).

(3)Special Thirty Day Rule for New Participants. The initial Deferral Election for a new Participant shall be made in a form acceptable to the Committee, not later than thirty

(30) days after the date the Participant is notified of his eligibility to participate in the Plan.

(4)Other Rules. Any revocation of the most recent Deferral Election shall be made in a form prescribed by the Committee no later than the deadline that would have applied to the Deferral Election (e.g., the revocation of a Deferral Election for Base Pay must be made no later than December 31 preceding the Plan Year in which the Base Pay would be earned). A Deferral Election shall not carry forward to future Plan Years; a new Deferral Election form must be completed for each Plan Year.

Section 6.     Deemed Investment of Account.

(a)Deemed Investment of Accounts. Each Participant's Account shall be deemed to be invested in one or more of the investment options permitted from time to time under the Benefit Restoration Plan. The investment elections under this Plan shall be made using the same investment election rules and procedures as provided from time to time under the Benefit Restoration Plan. Notwithstanding the foregoing, the Company intends that the Plan shall be "unfunded" within the meaning of ERISA and the Code, and the provisions in this Section providing for employee deemed investment directions shall not require the Company or any other party to make any specific actual investments to reflect such directions.

(b)Annual Statement. At least once each Plan Year, each Participant shall be furnished with a statement reflecting the following information:

(1)The balance (if any) in his Account as of the beginning of the Plan Year.

(2)The amount allocated to his Account for that Plan Year.

(3)The new balance in his Account.

Section 7.     Vesting.

Except as otherwise provided in this Plan, a Participant's interest in his Account shall be 100% vested at all times.

Section 8.     Payment of Account After Set Number of Years.

A Participant may elect that deferrals for a given prospective Plan Year shall be segregated into a separate sub-account and paid at a set date (a “Sub-Account Election”), rather than being paid at termination of employment; provided, however, if no Sub-Account Election is made, all prospective Plan Year elections shall be allocated to Participant’s Account. If a Participant makes such an election, then all deferrals for such Plan Year shall be credited to such any existing sub-account with the same form of payment or if no such sub-account exists to a new sub-account. The amounts in such sub-account, together with deemed investment earnings thereon, shall be paid to the Participant at a set date elected by the Participant, provided that such date shall be not less than five (5) years from the date of the Deferral Election.

A Participant may elect that a given sub-account be paid in any of the payment forms permitted under Section 9, provided, however that the $25,000 rule set forth in Section 9 shall not apply to amounts held in a sub- account under this Section 8. The payment date for a given sub-account, once elected, may not be changed thereafter, provided however, that a Participant, at the time the Deferral Election is first made, may elect that if he or she separates from service before the set payment date for the sub-account, all amounts in the sub-account shall be accelerated to a lump sum payment at the time of separation from service except to the extent payment must be delayed for six months following separation from service as provided in Section 9(a).

Section 9.     Payment of Account After Termination of Employment.

(a)Time and Form of Payment. Except to the extent otherwise provided in the last paragraph of his Section 9(a), within 120 days after the end of the Plan Year coinciding or next following a Participant’s termination of employment, the Participant shall be entitled to commence receiving payment of the balance of his Account (including any deemed appreciation through the date of distribution). The Participant may elect to have his Account paid in one of the following methods:

(1)Single lump sum payment, or

(2)Installments payable annually over a period of two (2) through ten (10) years,

as specified by the Participant on forms made available by the Committee. A lump sum distribution will be paid in lieu of installments if as of the date of termination of employment, the Account balance is $25,000 or less. lf the Participant fails to specify a form of payment, his Account shall be distributed in a lump sum.

In the event payment is made in installments, the Participant's Account shall continue to be adjusted for additions, withdrawals, deemed appreciation and depreciation as provided herein, and the amount of the payment to be made in a given year shall be equal to (i) times (ii), where (i) equals the value of the Participant's Account as of the most recent valuation date (which for purposes of paying installments, shall be anniversary of the date payments commence under this Plan), and (ii) equals a fraction, the numerator of which is one (1), and the denominator of which is the number of installments to be paid under the Participant's election (including the current installment).

All payments shall be made in cash.

Notwithstanding the foregoing, in no event will distribution be made to a Participant who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the regulations thereunder, prior to the date which is six months after such Participant’s separation from service.

(b)Changing the Form and Time of Distribution. Prior to December 31, 2007, the Company may grant to Participants a one-time opportunity to change the form of payment of the Participant’s Account. Any such election shall be made in a manner and pursuant to rules and procedures established by the Committee and shall be effective immediately; provided that, in no event shall any such election made during calendar year 2007 change a payment that was scheduled to be made during calendar year 2007 or require a payment to be made in calendar year 2007 that was scheduled to be made at a later date. From and after January 1, 2008, a Participant will not be permitted to amend the Participant’s election as to the form of payment of his Account hereunder. A Participant may delay or change the payment of the distribution subject to the following requirements: (i) the new election may not take effect until at least twelve (12) months after the date on which the new election is made; (ii) if the new election relates to a payment for a distribution for a Separation of Service, the new election must provide for the deferral of the payment for a period of at least five (5) years from the date such payment would otherwise have been made; and (iii) if the new election relates to a payment of an Account or sub-account being distributed pursuant to Section 8 (Payment of Account After Set Number of years), the new election must be made at least twelve (12) months prior to the date of the first scheduled payment from such Account or sub-account. For purposes of this Section 9(b), a payment is each separately identified amount to which the Participant is entitled under the Plan; provided, that entitlement to a series of installment payments is treated as the entitlement to a single payment.

(c)Payment to Beneficiary. In the event a Participant dies before his Account has been fully paid to him, his remaining Account will be paid to his Beneficiary in a single lump sum between thirty (30) and 120 days following the Participant’s death.

(d)Withholding. The Company shall withhold from any payment the amount of all applicable federal and state income and other taxes. In addition, the Company may reduce the amount otherwise payable under this Section 9 by any amounts owed by the Participant to the Company.

Section 10.     Administration.

(a)In General. The Plan shall be administered by the Committee. The members of the Committee shall be appointed by and may be removed by the Compensation Committee of the Board, in each case by written notice delivered to the Committee member. A majority of the members of the Committee shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum concurred in by a majority of members. Meetings may be held electronically.

(b)Powers of the Committee. The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. It shall interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan. It shall determine the eligibility for benefits, the amount of any benefit due and the manner in which any benefit is to be paid by the Plan. It will construe the Plan, supplying any omissions, reconciling any differences and determining factual issues relating to the Plan. The Committee may adopt such rules as it deems desirable for the conduct of its affairs. It may appoint such accountants, counsel, actuaries, specialists and other persons as it deems necessary or desirable in connection with the administration of this Plan, and shall be the agent for the service of process. All powers of the Committee shall be exercised in its discretion, and the Committee shall be given the greatest possible deference permitted by law in the exercise of such authority.

(c)Electronic Administration. Notwithstanding anything to the contrary in the Plan, the Committee may announce from time to time that Participant enrollments, Participant elections, and the any other aspect of plan administration may be made by telephonic or other electronic means rather than in paper form.

Section 11.     Claims Procedure.

A Participant (or Beneficiary) who does not receive a distribution of benefits to which he believes he is entitled may present a claim to the Company's Manager of Compensation, or his delegate (such manager and his delegate(s) are referred to hereafter as the "Manager"). The claim for benefits must be in writing and addressed to the Manager or to the Company. If the claim for benefits is denied, the Manager shall notify the Participant (or Beneficiary) in writing within ninety (90) days after the Manager initially received the benefit claim. Any notice of a denial of benefits shall advise the Participant (or Beneficiary) of the basis for the denial, any additional material or information necessary for the Participant (or Beneficiary) to perfect his claim and the steps which the Participant (or Beneficiary) must take to have his claim for benefits reviewed.

Each Participant (or Beneficiary) whose claim for benefits has been denied may file a written request for a review of his claim by the Committee. The request for review must be filed by the Participant (or Beneficiary) within sixty (60) days after he receives the written notice denying his claim. The decision of the Committee will be made within sixty (60) days after receipt of a request for review and shall be communicated in writing to the claimant. Such written notice shall set forth the basis for the Committee's decision. If there are special circumstances (such as the need to hold a hearing) which require an extension of time for completing the review, the Committee's decision shall be rendered not later than 120 days after receipt of a request for review. All decisions and interpretations of the Committee under this Section 11 shall be conclusive and binding upon all persons with an interest in the Plan and shall be given the greatest deference permitted by law.

Section 12.     Limitation on Participants' Rights.

(a)Non-Guarantee of Employment. The adoption and maintenance of the Plan shall not be deemed to constitute a contract of employment or otherwise between the Company and any employee, or to be a consideration for, or an inducement or condition of, any employment. Nothing contained in this Plan shall be deemed to give an employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge, with or without cause, any employee at any time.

(b)No Assignment of Benefits. A Participant's interest in his Account may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process; provided, however, that a Participant may designate one or more Beneficiaries.

(c)Distributions Not Compensation for Purposes of Any Other Plan. Distributions from a Participant's Account shall not be considered wages, salaries or compensation under any other employee benefit plan.

Section 13.     Rights of Participants and Beneficiaries.

The rights of a Participant or any Beneficiary of the Participant shall be solely those of an unsecured general creditor of the Company. A Participant or Beneficiary of the Participant shall have the right to receive those payments specified under this Plan only from the Company or the Trust. The parties have no right to look to any specific or special property separate from the Company or the Trust to satisfy a claim for benefit payments.

A Participant agrees that he or his Beneficiary shall have no right, claim, security interest, or any beneficial ownership interest whatsoever in any general asset that the Company may acquire or use to help support its financial obligations under this Plan. Any general asset used or acquired by the Company in connection with the liabilities it has assumed under this Plan shall not be deemed to be held under any trust for the benefit of the Participant or his Beneficiary (other than the Trust), and no general asset shall be considered security for the performance of the obligations of the Company.

A Participant also understands and agrees that his participation in the acquisition of any general asset for the Company shall not constitute a representation to the Participant or his Beneficiary that any of them has a special or beneficial interest in any general asset.

The Company's obligation under this Plan shall be an unfunded and unsecured promise to pay. Except as provided in the rabbi trust described in Section 4, the Company shall not be obligated under any circumstances to fund its financial obligations under this Plan. All assets which the Company may acquire to help cover its financial liabilities are and remain general assets of the Company subject to the claims of its creditors. The Company does not give, and the Plan does not give, any beneficial ownership interest in any asset of the Company to a Participant or his Beneficiary. All rights of ownership in any assets are and remain in the Company or the rabbi trust described in Section 4. The Company's liability for payment of benefits shall be determined only under the provisions of this Plan as it may be amended from time to time.

Section 14.     Plan Binding.

The Plan shall be binding upon the Company and any successor company through merger, acquisition or consolidation, and upon a Participant, his Beneficiary, heirs, executors and administrators.

Section 15.     Future of the Plan.

The Company reserves the right to amend or terminate the Plan (in whole or in part) at any time, by action of the Company’s Compensation Committee of the Board of Directors. Notwithstanding the foregoing, the Committee may amend or restate the Plan without approval of the Compensation Committee of the Board provided that the Committee determines in good faith that such amendment or restatement (i) will not result in a significant cost increase to the Company; (ii) will not result in the issuance of Lowe’s Companies common stock; and (iii) is not limited in impact to only officers of the Company.

Any termination of the Plan includes the right to pay Participants upon Plan termination the full value of their Accounts in a lump sum, regardless of the prior elections made by the Participants. If this Plan is terminated, the Committee shall determine how and when amounts credited to affected Participant’s Accounts under the Plan will be distributed which distribution shall be made only in compliance with Code Section 409A and the regulations promulgated thereunder. The Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a “change in control” (as defined in Treasury Regulation Section 1.409A-3(g)(5)), as is permissible under Code Section 409A and the regulations promulgated thereunder.

No amendment, modification, or termination of the Plan shall reduce the value of benefits credited under the Plan prior to such amendment, modification, or termination.

Section 16.    Compliance with Code Section 409A.

Nothing in this Plan shall operate or be construed to cause the Plan to fail to comply with the requirements of Code Section 409A and, to the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A and shall be administered in a manner consistent with that intent. Any provision of this Plan that would cause the Plan or any payment made hereunder to fail to satisfy Code Section 409A shall have no force and effect until amended by the Company to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A) and may be made by the Company without the consent of the Participant.

Section 17.     Governing Law.

The provisions of this Plan shall be construed and interpreted in accordance with the laws of the State of North Carolina, except to the extent such laws are superseded by ERISA.

Section 18.     Execution.

To record the amendment and restatement of this Plan, the Company has caused this document to be executed on this 15th day of July, 2024.

LOWE'S COMPANIES, INC.

By: /s/ David R. Green

David R. Green
Vice President, Tax